Exhibit 23.1

To the Board of Directors of
Asian Financial Inc. and Subsidiaries

Consent of Independent Accountants Asian Financial Inc. and Subsidiaries
Audited Consolidated Financial Statements June 30, 2007, and 2006

We consent to the incorporation in the Annual Report of Asian Financial Inc. and Subsidiaries on Form 10-K of our report dated September 13, 2007 on our audits of the consolidated financial statements of Asian Financial Inc. and Subsidiaries as of June 30, 2007 and 2006 and for each of the years in the three-year period ended June 30, 2007, which our reports are incorporated in the Form 10-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
September 28, 2007